Exhibit 10.15
ARDENT HEALTH PARTNERS, INC.
Executive Severance Plan

Article 1.ESTABLISHMENT AND TERM OF THIS PLAN
1.1Establishment of this Plan.
Ardent Health Partners, Inc. (the “Company”) hereby adopts this plan known as the Ardent Health Partners, Inc. Executive Severance Plan (this “Plan”). This Plan provides Severance Benefits (as defined below) to the Company’s eligible Executives (as defined below) in the event of a qualifying termination of employment under the terms and conditions set forth herein.
1.2Initial Term.
This Plan commenced on July 19, 2024 (the “Effective Date”) and shall continue in effect for a period of three (3) years (the “Initial Term”).
1.3Successive Periods.
Following completion of the Initial Term, the term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). Notwithstanding any provision herein to the contrary, the Committee (as defined below) may amend or terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by causing the Company to provide the Executives with written notice of intent to amend or terminate this Plan, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such a notice of intent to terminate this Plan is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress; provided that such termination shall not affect or diminish the rights of the Executives whose Effective Date of Termination (as defined below) occurs prior to the termination of this Plan.
1.4Change-in-Control Renewal.
Notwithstanding the provisions of Section 1.3 above, in the event that a Change in Control (as defined below) occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of eighteen (18) months from the effective date of such Change in Control. Further, this Plan shall be assigned to the successor in such Change in Control, as further provided in Article 7 herein. This Plan shall thereafter automatically terminate following such eighteen (18)-month period; provided that such termination shall not affect or diminish the rights of the Executives whose Effective Date of Termination occurs prior to the termination of this Plan.

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Article 2.DEFINITIONS
Wherever used in this Plan, the following terms will have the meanings specified below, unless the context clearly indicates otherwise.
(a)“Accountants” shall have the meaning set forth in Article 5.
(b)“Affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933.
(c)“Base Salary” means the greatest of an Executive’s annual rate of salary (i) at the Effective Date of Termination, (ii) at the date of the Change in Control, or (iii) if applicable, immediately prior to the occurrence of the applicable Good Reason event.
(d)“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.6 herein.
(e)“Board” means the Board of Directors of the Company.
(f)“Cash Severance Period” shall have the meaning set forth in Section 3.3(a).
(g)“Cause” means one or more of the following has occurred: (i) the Executive’s willful refusal to perform, or gross negligence in performing, the reasonable duties of the Executive’s office, (ii) the Executive’s conviction of or guilty plea to any crime punishable as a felony, or involving fraud or embezzlement, any crime involving moral turpitude or any crime in connection with the delivery of health care services, (iii) any act by the Executive involving moral turpitude that materially affects the performance of his or her duties, (iv) the Executive’s violation of the terms of a material policy of the Company or Affiliate applicable to the Executive, including policies related to alcohol, drug use or conduct, (v) the Executive’s engagement in fraud, theft, misappropriation or embezzlement with respect to the Company or any of its Affiliates, (vi) the Executive’s exclusion from participation in any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) (including Medicare, Medicaid, TRICARE and similar or successor programs with or for the benefit of any governmental authority) or other debarment from contracting with any governmental authority, or (vii) the Executive’s sanctioning by any federal or state governmental agency or department and/or being listed on the Health and Human Services Office of the Inspector General, Cumulative Sanctions Report, or excluded by the General Services Administration, as set forth on the List of Excluded Providers. Without limiting the foregoing, the Executive’s employment shall be deemed to have terminated for Cause if, after the date of the Executive’s termination of employment, facts and circumstances are discovered that the Company determines would have constituted Cause as of that date, provided, however,

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that any such post-termination determination will be made promptly after discovery of such facts or circumstances and in no event more than one (1) year after the date of the Executive’s termination of employment. In such event, if the Executive received from the Company any Severance Benefits under the terms of this Plan, then the Executive shall be required to return to the Company the Severance Benefits received.
(h)“Change in Control” shall have the meaning ascribed to such term in the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan as of the Effective Date.
(i)“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
(j)“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.
(k)“Company” means Ardent Health Partners, Inc., a Delaware corporation, or any successor thereto as provided in Section 7.1 herein.
(l)“Company Employee” shall have the meaning set forth in Section 4.3.
(m)“Company Group” means the Company and its subsidiaries and Affiliates.
(n)“Confidential Information” shall have the meaning set forth in Section 4.1(a).
(o)“Disability” means a disability that would entitle an Executive to payment of monthly disability payments under any Company long-term disability plan.
(p)“Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan.
(q)“Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.
(r)“Executive” means a Tier I Executive, Tier II Executive, Tier III Executive, Tier IV Executive or Tier V Executive who has executed and submitted to the Company a Participation Agreement, and has satisfied such other requirements as may be established by the Committee in order to be eligible to participate in this Plan.
(s)“Good Reason” means one or more of the following has occurred: (i) a material reduction in the Executive’s base salary, (ii) a material reduction in the Executive’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) or reporting structure relating to the Executive shall not be deemed a “material reduction” unless the Executive’s new authority, duties or responsibilities are materially reduced from the prior authority,

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duties or responsibilities, or (iii) a relocation of the Executive’s principal place of employment that results in an increase in the Executive’s one-way driving distance by more than thirty (30) miles from the Executive’s then current principal residence. In order to resign for Good Reason, the Executive must provide written notice of the event giving rise to Good Reason to the Board within thirty (30) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, the Executive’s resignation from all positions the Executive then held with the Company must be effective not later than thirty (30) days after the end of the Company’s cure period.
(t)“Initial Term” shall have the meaning set forth in Section 1.2.
(u)“Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(v)“Participation Agreement” means an agreement between an Executive and the Company evidencing the Executive’s participation in this Plan, it being understood that to the extent the terms of a Participation Agreement expressly modify any terms of this Plan, the terms of the Participation Agreement shall control.
(w)“Plan” shall have the meaning set forth in Section 1.1.
(x)“Protection Period” means the period (i) beginning six (6) months immediately prior to a Change in Control (or, if earlier, upon the execution of a letter of intent or similar agreement relating to a transaction that ultimately results in a Change in Control), and (ii) ending eighteen (18) months following such Change in Control.
(y)“Qualifying Termination” means:
(i)An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability pursuant to a Notice of Termination delivered to the Executive by the Company; or
(ii)A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive.
(z)“Release Effective Date” shall have the meaning set forth in Section 3.1(d).
(aa)“Restriction Period” shall have the meaning set forth in Section 4.2.
(ab)“SEC” means the Securities and Exchange Commission.

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(ac)“Separation Agreement and Release” means a separation agreement and release of claims in favor of the Company, its current and former Affiliates and their current and former equityholders, directors, officers, employees and agents in a form acceptable to the Committee, which form may, subject to applicable law, require that the Executive comply with all or a portion of the restrictive covenants set forth in Article 4 (e.g., to the extent such restrictive covenants are not otherwise applicable to the Executive pursuant to his or her Participation Agreement at the time of his or her Effective Date of Termination).
(ad)“Severance Benefits” means the applicable benefits payable in connection with an Executive’s Qualifying Termination as provided in Article 3 herein.
(ae)“Successive Period” shall have the meaning set forth in Section 1.3.
(af)“Target Bonus” means the greatest of an Executive’s annual target bonus opportunity (i) at the Effective Date of Termination, (ii) at the date of the Change in Control, or (iii) if applicable, immediately prior to the occurrence of the applicable Good Reason event.
(ag)“Tier I Executive” means an Executive identified as a “named executive officer” pursuant to Item 402(a)(3)(i), (ii) or (iii) of Regulation S-K under the Securities Act of 1933, as amended, as of the earlier of such time that is immediately prior to (i) a Qualifying Termination or (ii) a Change in Control.
(ah)“Tier II Executive” means an Executive with the Job Level of ELT in the Company’s Human Resources Information System as of the earlier of such time that is immediately prior to (i) a Qualifying Termination or (ii) a Change in Control and who does not constitute a Tier I Executive.
(ai)“Tier III Executive” means an Executive with the Job Level of Regional President in the Company’s Human Resources Information System as of the earlier of such time that is immediately prior to (i) a Qualifying Termination or (ii) a Change in Control and who does not constitute a Tier I Executive.
(aj)“Tier IV Executive” means an Executive with the Job Level of Senior Vice President in the Company’s Human Resources Information System as of the earlier of such time that is immediately prior to (i) a Qualifying Termination or (ii) a Change in Control.
(ak)“Tier V Executive” means an Executive with the Job Level of Vice President in the Company’s Human Resources Information System as of the earlier of such time that is immediately prior to (i) a Qualifying Termination or (ii) a Change in Control.
(al)“Tier V Severance Factor” means a fraction, (i) the numerator of which is six (6) increased by one (1) for each of the Tier V Executive’s Years of Service, up to a numerator value of twelve (12), and (ii) the denominator of which is twelve (12).

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(am)“Total Payments” shall have the meaning set forth in Article 5.
(an)“Trade Secret” shall have the meaning set forth in Section 4.1(a).
(ao)“Years of Service” means, with respect to an Executive, the number of consecutive calendar months from (and including) the month of the Executive’s most recent date of hire as recorded in the Company’s Human Resources Information System through the month of the Executive’s Effective Date of Termination, divided by twelve (12), subject to the following:
(i)Fractional Years of Service will be disregarded, so that only full Years of Service will be recognized. The only exception relating to fractional years of service pertains to Executive’s who have more than six (6) months of service, but less than a full year, in which case the Years of Service will be calculated as one (1) year.
(ii)Service provided to the Company Group in any capacity other than as an employee as defined herein (e.g., independent contractor or consultant) shall be disregarded.
(iii)An Executive’s Years of Service under the foregoing rules shall never exceed the actual number of full years worked by the Executive for the Company Group.
Article 3.SEVERANCE BENEFITS
3.1Right to Severance Benefits.
(a)General Severance Benefits. Subject to the terms and conditions of this Plan, an Executive shall be entitled to receive the applicable Severance Benefits described in Section 3.3 from the Company, if the Executive’s Effective Date of Termination due to a Qualifying Termination occurs outside of the Protection Period.
(b)Change-in-Control Severance Benefits. Subject to the terms and conditions of this Plan, an Executive shall be entitled to receive the applicable Severance Benefits described in Section 3.4 from the Company, if the Executive’s Effective Date of Termination due to a Qualifying Termination occurs during the Protection Period.
(c)General Release and Acknowledgement of Restrictive Covenants. As a condition to receiving Severance Benefits under Section 3.3 or 3.4, as applicable, the Executive shall be obligated to execute a Separation Agreement and Release, and any revocation period for such Separation Agreement and Release must have expired, in each case within sixty (60) days of the Effective Date of Termination. The date upon which the executed Separation Agreement and Release is no longer subject to revocation shall be referred to herein as the

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“Release Effective Date”. Notwithstanding the foregoing, in any instance in which the Release Effective Date could cross calendar years, no payments shall be made until the succeeding calendar year.
(d)No Duplication of Severance Benefits. If an Executive becomes entitled to the Severance Benefits provided under Section 3.3 or 3.4, as applicable, such Severance Benefits shall be in lieu of all other severance benefits that may be provided to the Executive under the provisions of this Plan and any other Company-related severance plans, programs, or other agreements. Prior to authorizing and awarding any Severance Benefits hereunder, the Committee may require the Executive to provide additional information, and to complete any required or requested releases, forms or other documents hereunder, including filing all claims and requests for payment from any other source and certifying that all property and equipment of the Company Group has been returned to the Company Group in connection with the Executive’s Qualifying Termination, including but not limited to the Executive’s return of Confidential Information, Trade Secrets, keys, badges, manuals other documents (including copies), phones, pages, parking passes or other property belonging to the Company Group.
3.2Ineligible Executives. Unless otherwise determined by the Committee, an Executive shall be ineligible for benefits under this Plan if the Executive:
(a)Terminates employment for any reason other than a Qualifying Termination;
(b)is receiving long-term Disability benefits;
(c)Is entitled to any other compensation or benefit which is determined, in the Committee’s sole discretion, to supersede the Severance Benefits offered under this Plan; or
(d)Is offered commensurate employment by a successor employer or by a purchaser in the event of a spin-off or sale of a subsidiary, business unit or business assets of the Company or its subsidiaries, and with respect to which the Executive declines the offer of employment.
Notwithstanding any provision herein to the contrary, if an Executive is subject to an employment agreement with the Company or an Affiliate thereof at the time of the initial public offering of the Company and remains subject to such employment agreement after the lapse of the thirty (30)-day period following such initial public offering, then (i) such individual shall not be provided with a Participation Agreement and shall not be eligible to participate in this Plan, and (ii) the severance benefits, if any, that relate to such individual shall be subject to, and exclusively governed by, the terms and conditions of such employment agreement.
3.3Description of General Severance Benefits.
In the event an Executive becomes entitled to receive the Severance Benefits as provided in Section 3.1(a), the Company shall provide the Executive with the following:

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(a)An amount equal to:
(i)Tier I Executive: The sum of the Executive’s (A) Base Salary and (B) Target Bonus multiplied by 1.5;
(ii)Tier II Executive: The sum of the Executive’s (A) Base Salary and (B) Target Bonus multiplied by 1.0;
(iii)Tier III Executive: The sum of the Executive’s (A) Base Salary and (B) Target Bonus multiplied by 1.0;
(iv)Tier IV Executive: The sum of the Executive’s (A) Base Salary and (B) Target Bonus multiplied by 1.0; or
(v)Tier V Executive: The Executive’s Base Salary multiplied by the Tier V Severance Factor; and
payable in substantially equal installments in accordance with the normal payroll practices of the Company (x) beginning upon the date that is sixty (60) calendar days following the Effective Date of Termination, subject to Section 3.5 below, and (y) ending on the applicable date set forth below (as applicable, the “Cash Severance Period”):
(A)Tier I Executive: The eighteen (18)-month anniversary of the Effective Date of Termination;
(B)Tier II Executive: The twelve (12)-month anniversary of the Effective Date of Termination;
(C)Tier III Executive: The twelve (12)-month anniversary of the Effective Date of Termination;
(D)Tier IV Executive: The twelve (12)-month anniversary of the Effective Date of Termination; and
(E)Tier V Executive: The applicable monthly anniversary date of the Effective Date of Termination that corresponds to the number of months (not to exceed twelve (12) months) used as the numerator for the Executive under clause (i) of the Tier V Severance Factor definition.
(b)Reimbursement of the Executive’s monthly cost to participate in COBRA health, dental and/or vision continuation coverage for the Cash Severance Period that is applicable to the Executive, if and to the extent the Executive is entitled to, and timely elects, COBRA continuation coverage under the Company’s group health, dental and/or vision plan(s), as applicable, in which the Executive participated immediately prior to the Effective Date of Termination. Notwithstanding the foregoing, such health, dental and/or vision insurance benefits, and the

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Executive’s reimbursement entitlement described above, shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith, it being understood that the Executive shall be obligated to keep the Committee informed as to the terms and conditions of any subsequent employment and the corresponding benefits that relate to such employment.
(c)Treatment of outstanding long-term incentives shall be in accordance with the governing plan document and award agreements, if any.
3.4Description of Change-in-Control Severance Benefits.
In the event an Executive becomes entitled to receive the Severance Benefits as provided in this Section 3.4, the Company shall provide the Executive with the following:
(a)An amount equal to:
(i)Tier I Executive: The sum of the Executive’s (A) Base Salary and (B) Target Bonus multiplied by 2.0;
(ii)Tier II Executive: The sum of the Executive’s (A) Base Salary and (B) Target Bonus multiplied by 1.5; or
(iii)Tier III Executive: The sum of the Executive’s (A) Base Salary and (B) Target Bonus multiplied by 1.5; and
payable in a lump-sum on the date that is sixty (60) calendar days following the Effective Date of Termination, subject to Section 3.5 below.
(b)Reimbursement of the Executive’s monthly cost to participate in COBRA health, dental and/or vision continuation coverage for the Cash Severance Period that is applicable to the Executive, if and to the extent the Executive is entitled to, and timely elects, COBRA continuation coverage under the Company’s group health plan(s) in which the Executive participated immediately prior to the Effective Date of Termination. Notwithstanding the foregoing, such health, dental and/or vision insurance benefits, and the Executive’s reimbursement entitlement described above, shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith, it being understood that the Executive shall be obligated to keep the Committee informed as to the terms and conditions of any subsequent employment and the corresponding benefits that relate to such employment.
(c)Treatment of outstanding long-term incentives shall be in accordance with the governing plan document and award agreements, if any.

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For the avoidance of doubt, in the event the Effective Date of Termination for a Tier IV or Tier V Executive occurs during the Protection Period, such Executive shall, subject to his or her satisfaction of the terms and conditions of this Plan, receive the Severance Benefits provided under Section 3.3, which shall be in lieu of all other severance benefits that otherwise may be provided to the Executive under any other Company-related severance plans, programs, or other agreements including, but not limited to, the Severance Benefits under this Section 3.4.
3.5Delay Required by Section 409A of the Code.
(a)To the extent any Severance Benefit (or portion thereof) to be provided is not “deferred compensation” for purposes of Section 409A of the Code, then such benefit shall commence or be made as soon as practicable after the Release Effective Date. To the extent any Severance Benefit to be provided is “deferred compensation” for purposes of Section 409A of the Code, then such benefit shall commence or be made on the sixtieth (60th) day following the Effective Date of Termination.
(b)Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is a ”specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any payment that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service” shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death to the extent required under Section 409A of the Code. Upon the expiration of such delay period, all payments delayed pursuant to this Section 3.5(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments due to the Executive under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
Article 4.RESTRICTIVE COVENANTS
In consideration for an Executive’s participation under this Plan, the following acknowledgements, agreements and restrictive covenants shall apply:
4.1Confidential Information and Trade Secrets.
(a)The Executive acknowledges that the Executive’s position with the Company requires considerable responsibility and trust, and, in reliance on the Executive’s loyalty, the Company and the other members of the Company Group may entrust the Executive with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information. For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of any member of the Company Group. “Confidential Information” is any data or information, other than Trade Secrets,

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that is important, competitively sensitive, and not generally known by the public or competitors of any member of the Company Group, including, but not limited to, a Company Group member’s business plan, acquisition targets, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of such member, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements.
(b)Subject to the exceptions set forth in Section 4.1(c), and except in the course of the Executive’s duties to the Company, the Executive will not use or disclose the terms of this Plan or any Trade Secrets or Confidential Information of the Company Group during employment, or at any time after termination of employment; provided, however, that the Executive may disclose the terms of this Plan and Confidential Information to the extent that disclosure is required by applicable law or order; provided further that as soon as reasonably practicable before such disclosure, the Executive gives the Company prompt written notice of such disclosure to enable the Company to seek a protective order or otherwise preserve the confidentiality of such information.
(c)The Executive acknowledges that, notwithstanding any of the Company’s policies or agreements that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts the Executive or the Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information (including Trade Secrets or Confidential Information of the Company Group) to, or providing testimony before, the SEC, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law. The Executive further acknowledges that the Executive is not required to advise or seek permission from the Company before engaging in any such activity with any such governmental authority, but that, in connection with any such activity, the Executive must inform such governmental authority that the information the Executive is providing is confidential. The foregoing exception includes cooperating with or reporting legal violations to the SEC and/or its Office of the Whistleblower. None of the Company or any of their Affiliates may retaliate against the Executive for any of these activities, and nothing in this Plan or otherwise shall require the Executive to waive any monetary award or other payment to which the Executive might become entitled from the SEC or similar governmental authority. Despite the foregoing, the Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information the Executive came to learn during the course of employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or the attorney work product doctrine, and the Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. The

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Executive is further advised that U.S. Federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in (i) confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
4.2Noncompetition.
In further consideration for the Executive’s participation under this Plan, the Executive acknowledges that during the course of the Executive’s employment with the Company and its Affiliates, the Executive shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Affiliates and that the Executive’s services shall be of special, unique, and extraordinary value to the Company and its Affiliates, and therefore, the Executive agrees that, while employed by the Company, the Executive shall not compete or plan or prepare to compete with the Company regarding the ownership, investment in, management of or operation of free standing hospitals or a hospital’s affiliated sites of care that are owned, operated or managed by the Company that provide medical-surgical healthcare services. The Executive shall not compete with the Company for a period of twelve (12) months following the Effective Date of Termination (the “Restriction Period”) in the metropolitan service area for healthcare services for any physical location where the Company provides, manages, or supervises the provision of medical-surgical healthcare services as of the Effective Date of Termination in which the Executive worked or provided services during the Executive’s employment.
4.3Nonsolicitation.
Following the termination of the Executive’s employment with the Company and continuing for the duration of the Restriction Period, the Executive shall not directly or indirectly solicit the services of or otherwise induce or attempt to induce any Company Employee to sever his or her employment relationship with the Company. For purposes of this Section 4.3, “Company Employee” means any employee with whom the Executive worked or had contact with during the Executive’s employment and who performs or performed (on the Effective Date of Termination or within the previous six (6) months of such date) services for the Company or any of its subsidiaries, including any member of the senior management staff of any hospital. Prior to the initiation of any conduct prohibited under this Section 4.3, the Executive may request that the Company waive application of this Section 4.3 to said conduct. The granting of such request, however, shall be at the Committee’s sole discretion.
4.4Duration, Scope, or Area.
If, at the time of enforcement of this Article 4, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted

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by law. In the event the Federal Trade Commission passes a rule or regulation that becomes effective and prohibits any restriction set forth in this Plan, such prohibited restriction shall be null and void until the time such rule is enjoined or otherwise preempted, overturned, or stayed. Notwithstanding any provision herein to the contrary, Sections 4.2 and 4.3 shall not apply to any Executive whose principal work location for the Company at the time of termination was in the State of California, and Section 4.2 shall not apply to any Executive whose principal work location for the Company at the time of termination was in the State of Oklahoma.
4.5Company Enforcement.
In the event of a breach or a threatened breach by the Executive of any of the provisions of this Article 4, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall, in addition to any recovery of monetary amounts, including any Severance Benefit provided hereunder, be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Executive of Section 4.2, the Restriction Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
Article 5.Certain Change in Control Payments.
Notwithstanding any provision of this Plan to the contrary, if any payments or benefits an Executive would receive from the Company under this Plan or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Article 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to One Dollar ($1) less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Article 5 shall be made in writing by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”), which determination shall be conclusive and binding for all purposes upon the Executive. For purposes of making the calculations required by this Article 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Article 5 of the Total Payments to be delivered to the Executive, the reduction of the Total Payments, if any, shall be made by reducing the Total Payments in the reverse order in which the Total Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through such payment or benefit that would be made first in time), with any benefits exempt from Section 409A of the Code reduced first.

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Article 6.NOTICE
6.1Notice.
Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.
Article 7.SUCCESSORS AND ASSIGNMENT
7.1Successors to the Company.
The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.
7.2Assignment by the Executive.
This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive in accordance with the Company’s regular payroll practices or to the Executive’s estate, as applicable.
Article 8.ADMINISTRATION AND CLAIMS PROCEDURES
8.1Administration.
The Committee shall have all powers necessary or proper to administer this Plan and to discharge its duties hereunder, and shall have authority to interpret this Plan, apply the provisions hereof, determine eligibility and make all other determinations necessary for the administration of this Plan. The Committee may establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. The Committee may allocate to others certain aspects of the management, operation and responsibilities of this Plan, including the employment of advisors and the delegation of any ministerial duties or functions, to qualified individuals or entities. In writing, or by custom, practice or in operation, the Committee may provide for the allocation or delegation of any of its duties hereunder to any person. The Committee or its designee will also be authorized to engage or employ agents, attorneys, accountants, consultants, and other advisors which it deems to be necessary or appropriate to assist in discharging its duties hereunder.

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8.2Claims Procedures.
(a)Generally, an Executive who is eligible to receive benefits under this Plan does not have to file a claim for such benefits. If a claimant believes that he or she did not receive a benefit to which he or she is entitled, the claimant may file a written claim with the Committee at the following address stating all of the facts on which the claim is based:
Attention:
Ardent Health Partners, Inc.
ATTN: General Counsel
340 Seven Springs Way, Suite 100
Brentwood, Tennessee 37027
Within sixty (60) days following receipt of the claim, the Committee will:
(i)Request any additional information needed to make a decision regarding the claim;
(ii)Pay benefits provided by this Plan; or
(iii)Send notification to the claimant of a decision to deny the claim in whole or in part.
(b)If additional information is requested or required in order to make a decision regarding a claim, the claimant will have sixty (60) days from the date the claimant receives such a request to provide the information. The Committee’s decision to pay benefits or deny a claim in whole or in part will be postponed to allow the claimant to respond to the request. If the claimant does not provide the information within sixty (60) days after the claimant receives the request, the claim will be denied unless the claimant has requested and been granted additional time to provide the information.
(c)If the Committee denies a claim in whole or in part, the claimant will receive written notice of the denial within sixty (60) days from the date any requested additional information was received. The notice will provide the following:
(i)The specific reasons for the denial of the claim (including the facts upon which the denial is based) and reference to any pertinent Plan provisions on which the denial is based;
(ii)If applicable, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

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(iii)An explanation of the claims review appeal procedure including the name and address of the Person or committee to whom an appeal should be directed.
(d)Within sixty (60) days after the claimant receives the notice of denial from the Committee, the claimant may request a review of the claim by the Committee. The request must be in writing and must state the reason or reasons why the claimant believes the claim should not have been denied. The claimant should also include with the written request for an appeal any and all documents, materials, or other evidence which he or she believes supports the claim for benefits. The request should be addressed to the Committee at the address of the Committee. The claimant will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits.
(e)Generally, the Committee will give the claimant written notice of its decision within sixty (60) days of the date the claimant’s request for review was received by the Committee. However, if the Committee finds that special circumstances exist, its decision may be given to the claimant more than sixty (60) days after the date the claimant’s request was received, but not later than one hundred twenty (120) days after such date. If the Committee denies the claim on review in whole or in part, the claimant will receive written notice of the denial. The Committee’s written notice of the denial will include specific reasons for its decision and specific references to the provisions of this Plan on which its decision is based. In addition, such written notice will advise the claimant of his or her right to receive, upon request and free of charge, copies of all documents, records and other information relevant to such claim.
8.3Legal Proceedings.
Any claims and disputes between or among any persons arising out of or in any way connected with this Plan shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Unless prohibited by applicable law, no legal action may be commenced prior to the completion of the benefits claims procedure described in this Plan. In addition, no legal action may be commenced after the later of one hundred eighty (180) days after receiving a written response of the Committee to an appeal or three hundred sixty-five (365) days after the date the claimant was terminated. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee.

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Article 9.MISCELLANEOUS
9.1Employment Status.
Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject to applicable law.
9.2Section 409A of the Code.
(a)All reimbursements under this Plan shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.
(b)For purposes of Section 409A of the Code, the Executive’s right to receive any installment payment pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.
(c)Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Committee.
(d)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(e)Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset unless otherwise permitted by Section 409A of the Code.
(f)Notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Executive could adopt the release (along with its accompany revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

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9.3Entire Plan.
This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence and except as expressly provided in Section 3.2, this Plan completely supersedes any and all prior employment agreements entered into by and between the Company and the Executive, and all amendments thereto, in their entirety. Notwithstanding the foregoing, if the Executive has entered into any agreements or commitments with the Company with regard to Confidential Information, noncompetition, or nonsolicitation, such agreements or commitments will remain valid and will be read in harmony with this Plan to provide maximum protection to the Company.
9.4Severability.
In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.
9.5Tax Withholding.
The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
9.6Beneficiaries.
The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.
9.7Unfunded Benefit Arrangement.
Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
9.8Modification.
No provision of this Plan may be modified, waived, or discharged with respect to any particular Executive unless such modification, waiver, or discharge is agreed to in writing and signed by such Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors; provided, however, that the Committee may unilaterally amend this Plan without the Executive’s consent (a) if such amendment does not materially adversely alter or impair in any significant manner any rights or obligations of the Executive under this Plan, or (b) if such amendment is otherwise made in accordance with the procedures, and effective at the times, set forth in Section 1.3.

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9.9Gender and Number.
Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
9.10Applicable Law.
To the extent not preempted by the laws of the United States, the laws of the state of Delaware shall be the controlling law in all matters relating to this Plan.

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